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                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15
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 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-20256

                          Kurzweil Applied Intelligence, Inc.
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             (Exact name of registrant as specified in its charter)

                     411 Waverley Oaks Road, Waltham, MA 02154
                                (617) 893-5151
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Common Stock, $.01 par value
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            (Title of each class of securities covered by this form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under
                        Section 13(a) or (15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]    Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]    Rule 15d-6               [ ]
          Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: One (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Kurzweil Applied Intelligence, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date:  June 27, 1997      By:  /s/ Gaston Bastiaens
                                    -------------------------
                                    Name:  Gaston Bastiaens
                                    Title:  President